Exhibit 99.1

BROOKFIELD PROPERTY REIT INC. ANNOUNCES FINAL RESULTS OF TENDER OFFER

BROOKFIELD NEWS, August 18, 2020 — Brookfield Property REIT Inc. (NASDAQ: BPYU) announced today the final results of its tender offer (the “Offer”) to purchase up to 9,166,667 shares of its Class A Stock for cash at a price of $12.00 per share. The Offer expired at 5:00 p.m. (Eastern time) on August 12, 2020.

Based on the final count by the paying agent and depositary for the Offer, a total of 7,321,155 shares of Class A Stock were properly tendered and not properly withdrawn, for an aggregate cost of approximately $87.9 million. The 7,321,155 shares of Class A Stock to be accepted for purchase represent approximately 13% of BPYU’s issued and outstanding shares of Class A Stock as of August 14, 2020. Following settlement of the Offer, BPYU will have approximately 47.9 million shares of Class A Stock outstanding.

The preliminary results of the Offer as reported by BPYU on August 13, 2020 indicated an oversubscription in which case tendering shareholders would have only had their pro-rata share (81.2%) of tendered units accepted. Upon completion of the confirmation process, it was determined that approximately 4 million shares that were submitted via the Guaranteed Delivery method did not ultimately complete the tendering process, rendering those shares ineligible for participation in the Offer.

BPYU shareholders are reminded that they have the right to convert any BPYU shares not tendered in this Offer, including any shares deemed ineligible due to incompletion of the Guaranteed Delivery method described above, into Brookfield Property Partners L.P. units (Nasdaq: BPY; TSX: BPY.UN) (“BPY units”) and subsequently submit those BPY units for tender at $12.00 per unit prior to the expiration of a similar and concurrent bid that BPY has outstanding until August 28, 2020. Instructions on how to convert Class A Stock for BPY Units can be accessed at the following weblink: https://bpy.brookfield.com/bpyu/stock-and-dividends/exchange-bpyu-for-bpy.

Payment for the shares of Class A Stock accepted for purchase under the Offer will occur promptly.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of Class A Stock.

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About Brookfield Property REIT Inc.

Brookfield Property REIT Inc. is a subsidiary of Brookfield Property Partners L.P., (NASDAQ: BPY; TSX: BPY.UN) one of the world’s premier real estate companies, with approximately $86 billion in total assets. Brookfield Property REIT Inc. was created as a public security that is intended to offer economic equivalence to an investment in Brookfield Property Partners L.P. in the form of a U.S. REIT stock.

Brookfield Property Partners L.P. and its subsidiary Brookfield Property REIT Inc. own and operate iconic properties in the world’s major markets, and its global portfolio includes office, retail, multifamily, logistics, hospitality, self-storage, triple net lease, manufactured housing and student housing.

Contact:

Matt Cherry

Senior Vice President, Investor Relations

Tel: 212-417-7488

Email: matthew.cherry@brookfield.com

Forward-Looking Statements

This press release contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws and regulations. Forward-looking statements include statements that are predictive in nature or depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts,” “likely,” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: BPYU’s ability to complete the anticipated Offer in a timely manner or at all; risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business, including as a result of the recent global economic shutdown; the ability to enter into new leases or renew leases on favorable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance our business; the behavior of financial markets, including fluctuations in interest and foreign exchange rates; uncertainties of real estate development or redevelopment; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes, hurricanes or pandemics/epidemics; and other risks and factors detailed from time to time in our documents filed with the SEC. In addition, our future results may be impacted by risks associated with the global economic shutdown caused by a novel strain of coronavirus, COVID-19 and the related global reduction in commerce and travel and substantial volatility in stock markets worldwide, which may result in a decrease of cash flows and impairment losses and/or revaluations on our investments and real estate properties, and we may be unable to achieve our expected returns.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

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